Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release

Linda McNeill

Investor Relations

(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL PERFORMANCE FOR

ITS 2012 THIRD FISCAL QUARTER AND NINE-MONTH

PERIOD ENDED DECEMBER 31, 2011

•	RECORD NINE MONTH OPERATING REVENUE AND CASH FLOW OF $880.5 MILLION AND $193.9 MILLION

•	THIRD QUARTER EPS OF $0.70 ($0.76 ON AN ADJUSTED BASIS, WHICH EXCLUDES THE IMPACT OF ASSET DISPOSITION)

•	COMPANY REVISES RANGE ON FULL FISCAL YEAR 2012 EPS GUIDANCE DOWN TO $2.90 – $3.10, EXCLUDING THE IMPACT OF SPECIAL ITEMS AND ASSET DISPOSITION

HOUSTON, February 2, 2012 – Bristow Group Inc. (NYSE: BRS) today reported net income for the December 2011 quarter of $25.5 million, or $0.70 per diluted share, compared to net income of $41.8 million, or $1.13 per diluted share, in the same period a year ago. Adjusted net income, which excludes special items and asset disposition effects, was $27.8 million, or $0.76 per diluted share, for the December 2011 quarter, an increase from $26.3 million, or $0.71 per diluted share, for the December 2010 quarter.

Operating revenue for the December 2011 quarter increased 5% to $296.7 million from $282.6 million in the December 2010 quarter, with revenue growth in our Europe and West Africa Business Units being partially offset by lower revenue in our North America, Australia and Other International Business Units.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which excludes special items and asset disposition effects, was $68.9 million for the December 2011 quarter compared to $64.4 million in the same period a year ago. Net cash provided by operating activities increased 67% to $76.9 million in the December 2011 quarter from $46.2 million in the December 2010 quarter and grew 68% to $193.9 million for the nine months ended December 31, 2011 from $115.4 million in the prior fiscal year-to-date period.

The December 2011 quarter’s financial performance was negatively affected by the following:

•

A $2.2 million decrease in earnings from unconsolidated affiliates, primarily resulting from the unfavorable impact of foreign currency exchange rate changes on earnings from our investment in Líder in Brazil, which is included in our Other International Business Unit, and

•	A $2.8 million loss on disposal of assets due primarily to $2.3 million of impairment charges recorded to reduce the carrying value of two aircraft held for sale.

Adjusted operating income and adjusted EBITDA improved over the December 2010 quarter primarily due to the revenue growth in Europe and West Africa, but also due to lower incentive compensation cost at the corporate level.

We continue to see significant growth opportunities across most of our major markets as tender activity is robust and as new work has started in the December 2011 quarter, with more work commencing in the March 2012 quarter and in fiscal year 2013.

“Results for the December quarter were in line with expectations that our second half of fiscal year 2012 will be better than the first half,” said William E. Chiles, President and Chief Executive Officer of Bristow Group. “Record operating revenue was driven by strength in Nigeria and the North Sea with revenue and margins in Australia improving sequentially combined with a slow but steady recovery in the U.S. Gulf of Mexico.”

“Going forward, we are still expecting improvement in our financial results for the rest of fiscal year 2012 driven by stronger levels of activity in our Europe, Australia and Other International Business Units; however, management is disappointed with our operating results and is taking significant action to address the bottom line.” Mr. Chiles added, “That being said, our record operating cash flows are providing us with higher levels of financial flexibility and are key to providing a more balanced return for our shareholders through dividends and a well-managed share buyback program.”

THIRD QUARTER FY2012 RESULTS

•	Operating revenue increased 5% to $296.7 million compared to $282.6 million in the same period a year ago.

•

Operating income decreased 6.6% to $43.6 million in the December 2011 quarter compared to $46.6 million in the December 2010 quarter. Adjusted operating income increased 7.5% to $46.4 million compared to $43.2 million in the December 2010 quarter.

•

Net income decreased by 38.9% to $25.5 million, or $0.70 per share, compared to $41.8 million, or $1.13 per diluted share, in the December 2010 quarter. Adjusted net income increased 5.7% to $27.8 million, or $0.76 per diluted share, compared to $26.3 million, or $0.71 per diluted share, in the December 2010 quarter.

•	Adjusted EBITDA increased 7% to $68.9 million for the December 2011 quarter compared to $64.4 million in the same period a year ago.

Our Europe Business Unit saw an increase in flying activity over the prior year quarter as a result of new contracts with existing clients. However, operating margin decreased slightly despite the increase in operating revenue as a result of increased salaries and benefits, maintenance, insurance, fuel, depreciation and lease costs.

Our West Africa Business Unit saw increased flying activity over the prior year quarter as activity under new and existing contracts plus ad hoc flying more than offset the impact of the non-renewal of a major contract in the prior fiscal year. Despite the increase in operating revenue, operating income and margin for West Africa decreased in the December 2011 quarter primarily as a result of an increase in operating expense and the non-renewal of the major contract in the prior fiscal year.

Our North America Business Unit continues to see benefit from an increase in activity as drilling and completion permits are being issued; however, the pace of the new work coming on line is uncertain. We continue to see benefit from a reduction in cost structure for this business unit.

Our Australia Business Unit saw a decrease in revenue over the prior year quarter resulting from the loss of a major contract in May 2011, which has just recently been offset by new work. We are beginning to see the expected turnaround in this market, as revenue increased 10% and operating margin increased to 9.4% from 1.9% in the September 2011 quarter. We expect this improvement to continue in the March 2012 quarter.

We continue to see substantial growth opportunity in our Other International Business Unit as new aircraft commence work in a number of locations. However, our quarterly results continue to be impacted negatively by the effect of foreign currency exchange rate changes on our earnings from Líder in Brazil. Despite a loss on our earnings from Líder in the December quarter, our operating margin has improved across this business unit due to strong returns in other markets, including Malaysia.

YEAR-TO-DATE FY2012 RESULTS

•	Operating revenue increased 4.7% to $880.5 million compared to $841.2 million in the same period a year ago.

•

Operating income decreased 36.0% to $89.6 million compared to $139.9 million in the fiscal year 2011 period. Adjusted operating income decreased 9.7% to $119.9 million compared to $132.8 million in the fiscal year 2011 period.

•

Net income decreased 51.4% to $49.3 million, or $1.34 per diluted share, compared to $101.4 million, or $2.77 per diluted share, for the fiscal year 2011 period. Adjusted net income decreased 13.4% to $71.1 million, or $1.93 per diluted share, compared to $82.1 million, or $2.24 per diluted share, for the fiscal year 2011 period.

•	Adjusted EBITDA was $189.1 million compared to $195.2 million in the same period a year ago.

SHARE BUY-BACK

In November 2011, our board of directors authorized us to spend up to $100 million to repurchase shares of our common stock. On December 15, 2011, we entered into an accelerated share repurchase agreement with an independent financial institution. We paid $25 million to purchase shares of our common stock. Our effective per share purchase prices will be based generally on the average of the daily volume weighted average prices per share of our common stock, less a discount, calculated during an averaging period which began on December 20, 2011 and will last up to three months.

LEASING STRATEGY

We initiated a new financing strategy in the December 2011 quarter whereby we will be using operating leases to a greater extent than in the past. As part of this strategy, on December 29, 2011, we sold two aircraft for $47.9 million and entered into two separate agreements to lease back these aircraft, each with base terms of 60 months. Additionally, on December 30, 2011, we transferred our interest in two aircraft previously included in construction in progress within property and equipment on our condensed consolidated balance sheet in return for $23.4 million in progress payments previously paid on these aircraft. We also signed two separate agreements to lease back these aircraft, commencing at time of delivery, which is currently anticipated to be in June and July 2012. We expect to enter into more operating leases in future periods, with an initial aim for these leases to account for 20-30% of our Large Aircraft Equivalent (“LACE”) aircraft.

GUIDANCE

Bristow is revising the diluted earnings per share guidance provided in November 2011 for the full fiscal year 2012 of $3.05 to $3.30 down to $2.90 to $3.10 as a result of work shifting to fiscal year 2013 and the impact of foreign currency exchange rate changes in Brazil.

As a reminder, our GAAP earnings per share guidance does not include gains and losses on disposals of assets as well as special items because their timing and amounts are more variable and less predictable. This guidance is based on current foreign currency exchange rates. In providing this guidance, the Company has not included the impact of any changes in accounting standards and any impact from significant acquisitions or divestitures. Changes in events or other circumstances that the Company does not currently anticipate or predict could result in earnings per share for fiscal year 2012 that are significantly above or below this guidance. Factors that could cause such changes are described below under Forward-Looking Statements Disclosure.

“We continue to see success in implementing Bristow Value Added (“BVA”), with an almost doubling of operating cash flow in the first nine months of fiscal year 2012 from the prior year period,” said Jonathan E. Baliff, Senior Vice President and Chief Financial Officer of Bristow Group. “This cash flow generation combined with our strong balance sheet allows Bristow to have a safe financial profile, strategic flexibility, and creates a balanced return for shareholders through a growing dividend and opportunistic share repurchases.”

CONFERENCE CALL

Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Friday, February 3, to review financial results for the fiscal year 2012 third quarter ended December 31, 2011. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:

Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2012 Third Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days

Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-941-8609

•	Replay: A telephone replay will be available through February 17, 2012 and may be accessed by calling toll free 1-800-406-7325, passcode: 4503255#

Via Telephone outside the U.S.:

•	Live: Dial 480-629-9771

•	Replay: A telephone replay will be available through February 17, 2012 and may be accessed by calling 303-590-3030, passcode: 4503255#

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Russia and Trinidad. For more information, visit the Company’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, capital allocation strategy, the impact of activity levels, business performance, and other market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2011 and the annual report on Form 10-K for the fiscal year ended March 31, 2011. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Gross revenue:
Operating revenue from non-affiliates	$290,848	$264,064	$856,657	$788,711
Operating revenue from affiliates	5,853	18,543	23,861	52,442
Reimbursable revenue from non-affiliates	34,557	34,918	102,531	80,914
Reimbursable revenue from affiliates	77	344	383	599

	331,335	317,869	983,432	922,666

Operating expense:
Direct cost	200,283	186,937	600,540	559,211
Reimbursable expense	33,258	34,548	99,162	79,746
Impairment of inventories	—	—	24,610	—
Depreciation and amortization	22,709	21,338	70,848	61,637
General and administrative	31,768	33,715	100,716	95,132

	288,018	276,538	895,876	795,726

Gain (loss) on disposal of assets	(2,865)	(33)	(3,060)	3,582
Earnings from unconsolidated affiliates, net of losses	3,101	5,341	5,057	9,355

Operating income	43,553	46,639	89,553	139,877

Interest income	129	417	453	877
Interest expense	(9,756)	(13,773)	(28,170)	(36,263)
Other income (expense), net	(323)	(2,792)	608	(2,388)

Income before benefit (provision) for income taxes	33,603	30,491	62,444	102,103
Benefit (provision) for income taxes	(7,118)	11,823	(11,779)	(33)

Net income	26,485	42,314	50,665	102,070
Net income attributable to noncontrolling interests	(953)	(555)	(1,377)	(623)

Net income attributable to Bristow Group	$25,532	$41,759	$49,288	$101,447

Earnings per common share:
Basic	$0.71	$1.15	$1.36	$2.82

Diluted	$0.70	$1.13	$1.34	$2.77

Adjusted EBITDA	$68,933	$64,435	$189,132	$195,221
Adjusted operating income	$46,418	$43,172	$119,900	$132,795
Adjusted net income	$27,790	$26,285	$71,089	$82,133
Adjusted earnings per share	$0.76	$0.71	$1.93	$2.24

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2011	March 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$244,908	$116,361
Accounts receivable from non-affiliates	231,416	247,135
Accounts receivable from affiliates	9,533	15,384
Inventories	157,321	196,207
Assets held for sale	30,645	31,556
Prepaid expenses and other current assets	11,805	22,118

Total current assets	685,628	628,761
Investment in unconsolidated affiliates	199,901	208,634
Property and equipment – at cost:
Land and buildings	79,284	98,054
Aircraft and equipment	2,217,454	2,116,259

	2,296,738	2,214,313
Less – Accumulated depreciation and amortization	(477,280)	(446,431)

	1,819,458	1,767,882
Goodwill	29,121	32,047
Other assets	31,909	38,030

Total assets	$2,766,017	$2,675,354

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Current liabilities:
Accounts payable	$38,172	$56,972
Accrued wages, benefits and related taxes	41,294	34,538
Income taxes payable	9,270	15,557
Other accrued taxes	3,596	4,048
Deferred revenues	9,168	9,613
Accrued maintenance and repairs	13,652	16,269
Accrued interest	8,087	2,279
Other accrued liabilities	19,973	19,613
Deferred taxes	6,164	12,176
Short-term borrowings and current maturities of long-term debt	14,893	8,979

Total current liabilities	164,269	180,044
Long-term debt, less current maturities	817,893	698,482
Accrued pension liabilities	97,222	99,645
Other liabilities and deferred credits	14,320	30,109
Deferred taxes	148,840	148,299

Stockholders’ investment:
Common stock	362	363
Additional paid-in capital	699,472	689,795
Retained earnings	984,573	951,660
Accumulated other comprehensive loss	(144,099)	(130,117)
Treasury shares	(25,085)	—

Total Bristow Group Inc. stockholders’ investment	1,515,223	1,511,701
Noncontrolling interests	8,250	7,074

Total stockholders’ investment	1,523,473	1,518,775

Total liabilities and stockholders’ investment	$2,766,017	$2,675,354

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income	$50,665	$102,070
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,848	61,637
Deferred income taxes	(6,816)	(3,648)
Discount amortization on long-term debt	2,507	2,360
(Gain) loss on disposal of assets	3,060	(3,582)
Impairment of inventories	24,610	—
Gain on sale of joint ventures	—	(572)
Stock-based compensation	9,664	10,763
Equity in earnings from unconsolidated affiliates less than (in excess of) dividends received	7,716	(1,447)
Tax benefit related to stock-based compensation	(130)	(230)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	21,677	(26,514)
Inventories	6,921	(6,414)
Prepaid expenses and other assets	7,382	(8,365)
Accounts payable	(15,741)	(3,546)
Accrued liabilities	8,741	(5,340)
Other liabilities and deferred credits	2,838	(1,773)

Net cash provided by operating activities	193,942	115,399

Cash flows from investing activities:
Capital expenditures	(250,425)	(122,748)
Deposits on assets held for sale	—	1,000
Proceeds from sale of joint ventures	—	1,291
Proceeds from asset dispositions	103,537	17,175

Net cash used in investing activities	(146,888)	(103,282)

Cash flows from financing activities:
Proceeds from borrowings	159,993	253,013
Debt issuance costs	(871)	(3,339)
Repayment of debt and debt redemption premiums	(36,214)	(246,553)
Distributions to noncontrolling interest owners	—	(637)
Partial prepayment of put/call obligation	(47)	(44)
Acquisition of noncontrolling interests	(262)	(800)
Repurchase of common stock	(25,085)	—
Common stock dividends paid	(16,236)	—
Issuance of common stock	2,611	754
Tax benefit related to stock-based compensation	130	230

Net cash provided by financing activities	84,019	2,624
Effect of exchange rate changes on cash and cash equivalents	(2,526)	8,329

Net increase in cash and cash equivalents	128,547	23,070
Cash and cash equivalents at beginning of period	116,361	77,793

Cash and cash equivalents at end of period	$244,908	$100,863

BRISTOW GROUP INC. AND SUBSIDIARIES

SELECTED OPERATING DATA

(In thousands, except flight hours and percentages)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Flight hours (excludes Bristow Academy and unconsolidated affiliates):
Europe	14,009	13,676	43,532	41,075
West Africa	11,034	9,885	31,283	29,217
North America	17,609	20,079	58,901	64,762
Australia	2,425	3,234	8,186	9,793
Other International	5,772	11,417	19,008	35,471

	50,849	58,291	160,910	180,318

Operating revenue:
Europe	$106,837	$100,094	$328,827	$283,691
West Africa	66,866	52,568	180,193	166,443
North America	42,430	45,397	134,203	151,771
Australia	33,490	37,930	104,879	105,923
Other International	37,207	41,175	106,947	109,757
Corporate and other	10,261	6,454	26,543	25,398
Intrasegment eliminations	(390)	(1,011)	(1,074)	(1,830)

Consolidated total	$296,701	$282,607	$880,518	$841,153

Operating income (loss):
Europe	$20,792	$25,470	$67,627	$65,381
West Africa	18,130	15,995	45,481	48,789
North America	1,834	1,917	5,989	16,129
Australia	3,139	7,139	8,239	21,185
Other International	12,453	11,595	26,452	24,962
Corporate and other	(9,930)	(15,444)	(61,175)	(40,151)
Gain (loss) on disposal of other assets	(2,865)	(33)	(3,060)	3,582

Consolidated total	$43,553	$46,639	$89,553	$139,877

Operating margin:
Europe	19.5%	25.4%	20.6%	23.0%
West Africa	27.1%	30.4%	25.2%	29.3%
North America	4.3%	4.2%	4.5%	10.6%
Australia	9.4%	18.8%	7.9%	20.0%
Other International	33.5%	28.2%	24.7%	22.7%
Consolidated total	14.7%	16.5%	10.2%	16.6%

BRISTOW GROUP INC. AND SUBSIDIARIES

AIRCRAFT COUNT

As of December 31, 2011

	Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total(1)	Unconsolidated Affiliates (2)	Total
Europe	—	15	42	—	—	57	64	121
West Africa	12	25	7	—	4	48	—	48
North America	67	24	2	—	—	93	—	93
Australia	2	10	18	—	—	30	—	30
Other International	5	44	16	—	—	65	122	187
Corporate and other	—	—	—	71	—	71	—	71

Total	86	118	85	71	4	364	186	550

Aircraft not currently in fleet: (3)
On order	—	—	16	—	—	16
Under option	—	12	28	—	—	40

(1)	Includes 16 aircraft held for sale and 41 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	2	3	—	—	5
West Africa	2	1	—	—	—	3
North America	—	1	—	—	—	1
Australia	—	1	3	—	—	4
Other International	—	3	—	—	—	3
Corporate and other	—	—	—	—	—	—

Total	2	8	6	—	—	16

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	—	3	—	—	3
West Africa	—	—	—	—	1	1
North America	1	9	2	—	—	12
Australia	2	—	—	—	—	2
Other International	—	—	—	—	—	—
Corporate and other	—	—	—	23	—	23

Total	3	9	5	23	1	41

(2)	The 186 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us.

(3)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES

GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. Adjusted EBITDA is calculated by taking our net income and adjusting for interest expense, depreciation and amortization, benefit (provision) for income taxes, gain (loss) on disposal of assets and special items, if any. Adjusted operating income, adjusted net income and adjusted diluted earnings per share are each adjusted for gain (loss) on disposal of assets and special items, if any, during the reported periods. Management believes these non-GAAP financial measures provide meaningful supplemental information regarding our results because they exclude amounts that management does not consider part of our normal and recurring operations when assessing and measuring the operational and financial performance of the organization. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In thousands, except per share amounts)
Adjusted EBITDA	$68,933	$64,435	$189,132	$195,221
Gain (loss) on disposal of assets	(2,865)	(33)	(3,060)	3,582
Special items	—	1,200	(24,610)	1,200
Interest expense	(9,756)	(13,773)	(28,170)	(36,263)
Depreciation and amortization	(22,709)	(21,338)	(70,848)	(61,637)
Benefit (provision) for income taxes	(7,118)	11,823	(11,779)	(33)

Net income	$26,485	$42,314	$50,665	$102,070

Adjusted operating income	$46,418	$43,172	$119,900	$132,795
Gain (loss) on disposal of assets	(2,865)	(33)	(3,060)	3,582
Special items	—	3,500	(27,287)	3,500

Operating income	$43,553	$46,639	$89,553	$139,877

Adjusted net income	$27,790	$26,285	$71,089	$82,133
Gain (loss) on disposal of assets	(2,258)	(27)	(2,482)	2,972
Special items	—	15,501	(19,319)	16,342

Net income attributable to Bristow Group	$25,532	$41,759	$49,288	$101,447

Adjusted earnings per share	$0.76	$0.71	$1.93	$2.24
Gain (loss) on disposal of assets	(0.06)	—	(0.07)	0.08
Special items	—	0.42	(0.53)	0.45
Earnings per share	0.70	1.13	1.34	2.77

	Three Months Ended December 31, 2010
	Adjusted Operating Income	Adjusted EBITDA	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Power-by-the-hour credit	$3,500	$3,500	$2,894	$0.08
Retirement of 6 1/8% Senior Notes	—	(2,300)	(3,966)	(0.11)
Tax items	—	—	16,573	0.45

Total special items	$3,500	$1,200	$15,501	0.42

	Nine Months Ended December 31, 2011
	Adjusted Operating Income	Adjusted EBITDA	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Impairment of inventories	$(24,610)	$(24,610)	$(17,579)	$(0.48)
Impairment of assets in Creole, Louisiana	(2,677)	—	(1,740)	(0.05)

Total special items	$(27,287)	$(24,610)	$(19,319)	(0.53)

	Nine Months Ended December 31, 2010
	Adjusted Operating Income	Adjusted EBITDA	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Power-by-the-hour credit	$3,500	$3,500	$2,904	$0.08
Retirement of 6 1/8% Senior Notes	—	(2,300)	(3,900)	(0.11)
Tax items	—	—	17,338	0.47

Total special items	$3,500	$1,200	$16,342	0.45

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